Exhibit 99.1

  Double-Take Software, Inc. Announces Second Quarter 2007 Financial
                               Results

    SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--July 24, 2007--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the second quarter 2007.

    "We had great revenue and operating income growth and are very pleased with our results in the quarter ending June 30. We continue to see solid demand for our products and continued tangible benefits within our customer base as they protect themselves against unplanned downtime. Revenue was strong, in part, due to a robust demand amongst our customers to ensure their licenses are under contract to receive recent product updates and, I believe, because of our position as a trusted provider of software for disaster recovery in the virtual market space and for full server recovery" said Dean Goodermote, Chairman of the Board and CEO of Double-Take Software.

    Total revenue for the quarter, which consists of software revenue, maintenance and professional services revenue, increased 36.2% to $20.0 million in the second quarter of 2007 from $14.7 million in the second quarter of 2006. Revenue for the second quarter of 2007 includes revenue from Double-Take EMEA for the entire quarter. (Double-Take EMEA, which was Double-Take Software's near exclusive distributor in Europe, was acquired by the Company on May 23, 2006).

    Software revenue increased 24.4% to $12.0 million in the second quarter of 2007 from $9.6 million in the second quarter of 2006. Maintenance and professional services revenue increased 58.7% to $8.0 million in the second quarter of 2007 from $5.1 million in the second quarter of 2006.

    Operating expenses for the second quarter of 2007 increased 35.6% to $13.9 million from $10.3 million in the second quarter of 2006. Included in the operating expenses are the following items:

    -- Stock option expense of $0.5 million in the second quarter of 2007 related to SFAS 123R as compared to $0.3 million in the same quarter in '06 related to SFAS 123R and the vesting of stock options for the former CEO.

    -- Amortization of intangible assets of $0.2 million for the second quarter of 2007 as compared to $0.1 million in the second quarter of 2006 related to the acquisition of Double Take EMEA.

    Income from operations was $4.0 million in the second quarter of 2007 compared to $2.1 million in the second quarter of 2006.

    The company recently completed an analysis of the valuation allowance recorded against its deferred tax assets and concluded that the Company should reduce the valuation allowance related to its deferred tax assets by $4.7 million. This amount represents the benefit that the Company has determined, in the second quarter, that it is more likely than not to realize in future periods from utilization of net operating loss carryforwards. Additionally, the Company recorded a current tax expense of $1.9 million in the second quarter. The result was a net tax benefit during the quarter of $2.8 million.

    Net income attributable to common stockholders, which includes the aforementioned deferred tax benefit, was $7.5 million, or $0.33 per diluted share, in the second quarter of 2007 compared to net income attributable to common stockholders of $0.1 million, or $0.02 per diluted share, in the second quarter of 2006.

    Income from operations on an adjusted, non-GAAP basis in the second quarter of 2007 was $4.4 million, compared to $2.4 million in the second quarter of 2006. Adjusted, non-GAAP net income before accretion and dividends on preferred stock in the second quarter of 2007 was $8.0 million, which includes the deferred tax benefit, compared to $2.4 million in the second quarter of 2006. Dividend and accretion charges occurred until our Initial Public Offering in December 2006 when all preferred shares were converted into common shares.

    Adjusted, non-GAAP net income per diluted share, which includes the effect of the deferred tax benefit, was $0.35 in the second quarter of 2007. We calculate these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash SFAS 123R and other stock-based compensation expenses described as components of Operating Expenses above. An explanation of these non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under "Non-GAAP Financial Measures" below.

    Cash, cash equivalents, and short term investments at June 30, 2007 totaled $60.9 million.

    Guidance

    Revenue for the third quarter of 2007 is anticipated to be in the range of $20.2 to $20.7 million and adjusted non-GAAP operating income is expected to be $3.8 to $4.0 million. The effective income tax rate is expected to be approximately 35% to 40%. Non-GAAP net income per share for the third quarter of 2007 is expected to be in the range of $0.11 to $0.12 per share excluding the impact of stock-based compensation charges and weighted average diluted shares are expected to be approximately 23.4 to 23.5 million shares. Weighted average shares are calculated using the treasury method and include anticipated stock option grants and exercises but no other issuance of shares.

    After taking the results of Q2 2007 into account, the Company is increasing its full year revenue, operating income and earnings per share guidance. Full-year 2007 revenue is now expected to be in the range of $81.1 to $82.1 million. Operating income is expected to be $15.3 to $16.0 million and adjusted, non-GAAP income per share for the full year 2007 is expected to be in the range of $0.72 to $0.74 excluding the impact of stock based compensation charges and using an estimated full year effective tax rate of approximately 10%. The full year effective tax rate includes the effects of the deferred tax benefit. Weighted average diluted shares are assumed to be approximately 23.2 to 23.3 million shares. Weighted average shares are calculated using the treasury method and include anticipated stock option grants and exercises but no other issuance of shares.

    See "Non-GAAP Financial Measures" and "Important Note to
Investors" below

    Non-GAAP Financial Measures

    Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as "adjusted, non-GAAP" measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company's operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.'s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company's expectations for adjusted, non-GAAP income and income per share for the third quarter of 2007 and full-year 2007 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

    Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

    Conference Call Information

    Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.'s conference call on the investor relations section of our website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until Friday, July 27, 2007 at 11:59 p.m. EST. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 3403683. A web cast replay of the call will be available on the investor relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for 90 days.

    About Double-Take(R) Software, Inc.

    Headquartered in Southborough, Massachusetts, Double-Take(R)
Software (NASDAQ: DBTK - News) provides software for accessible and affordable data protection for Microsoft(R) Windows(R) applications. For more information, please visit www.doubletake.com.

    Important Note to Investors

    Statements made in this press release regarding Double-Take Software that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about Double-Take Software and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect" "intend", "may", "should" "will" and "would". These forward-looking statements include, without limitation, statements under the heading "Guidance" above. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 30, 2007. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

    (C) Double-Take Software, Inc. All rights reserved. Double-Take is a registered trademark of Double-Take Software, Inc. Microsoft, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries.



                      Double-Take Software, Inc.
                Condensed Consolidated Balance Sheets
                            (in thousands)
                             (Unaudited)

                                                        June   Dec 31,
                                                         30,
                                                        2007    2006
                                                       ------- -------

ASSETS

Current assets:
    Cash and cash equivalents                          $37,429 $55,170
    Short term investments                              23,434       -
    Accounts receivable, net                            14,537  12,676
    Inventory                                                -      14
    Prepaid expenses and other current assets            1,702   2,210
    Deferred tax assets                                  2,849       -
                                                       ------- -------
       Total current assets                             79,951  70,070

Property and equipment, net                              2,881   3,000
Customer relationships, net                              1,766   1,993
Marketing relationships, net                             1,717   1,842
Goodwill                                                 1,820       -
Other assets                                               127     121
                                                       ------- -------
       Total assets                                    $88,262 $77,026
                                                       ======= =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                    1,480   2,217
     Accrued expenses                                    4,708   6,845
     Accrued purchase price payable                          -   1,425
     Other liabilities                                     466     135
     Deferred revenue                                   19,161  16,774
                                                       ------- -------
        Total current liabilities                       25,815  27,396

Long-term deferred revenue, less current portion         4,073   3,977
Long-term deferred rent, less current portion              339     406
Long-term capital lease obligations, less current
 portion                                                     7      17

Stockholders' equity                                    58,028  45,230

                                                       ------- -------
        Total liabilities and stockholders' equity     $88,262 $77,026
                                                       ======= =======




                      Double-Take Software, Inc.
                Consolidated Statements of Operations
                (In thousands, except per share data)
                             (Unaudited)


                                       Three Months   Six Months Ended
                                           Ended
                                         June 30,         June 30,
                                      --------------- ----------------
                                         2007    2006    2007     2006
                                      ------- ------- ------- --------
Revenue:
   Software licenses                  $11,991  $9,637 $22,381  $16,009
   Maintenance and professional
    services                            8,021   5,055  15,556    9,362
                                      ------- ------- ------- --------
Total revenue                          20,012  14,692  37,937   25,371

Cost of revenue:
   Software licenses                      118     811     145      815
   Maintenance and professional
    services                            2,008   1,462   3,865    2,723
                                      ------- ------- ------- --------
Total cost of revenue                   2,126   2,273   4,010    3,538

                                      ------- ------- ------- --------
Gross margin                           17,886  12,419  33,927   21,833

Operating expenses:
   Sales and marketing                  6,845   5,620  13,748    9,950
   Research and development             2,839   2,532   5,714    4,996
   General and administrative           3,690   1,767   6,907    3,794
   Depreciation and amortization          555     351   1,104      602
                                      ------- ------- ------- --------
Total operating expenses               13,929  10,270  27,473   19,342

                                      ------- ------- ------- --------
Income from operations                  3,957   2,149   6,454    2,491

Interest income                           772      70   1,415      121
Interest expense                         (11)    (26)    (30)     (43)
Foreign exchange loss                       6      55       5       55
                                      ------- ------- ------- --------
Income before income taxes              4,724   2,248   7,844    2,624

Income tax expense                    (2,768)      83 (2,586)       86

                                      ------- ------- ------- --------
Net income                              7,492   2,165  10,430    2,538

Less: accretion on preferred
 redeemable shares                          - (1,332)       -  (2,666)
Less: dividends on preferred
 redeemable shares                          -   (722)       -  (1,420)

                                      ------- ------- ------- --------
Net income (loss) attributable to
 common stockholders                   $7,492    $111 $10,430 ($1,548)
                                      ======= ======= ======= ========

Net income (loss) attributable to
 common stockholders per share:
    Basic                               $0.36   $0.03   $0.50  ($0.41)
                                      ======= ======= ======= ========
    Diluted                             $0.33   $0.02   $0.45  ($0.41)
                                      ======= ======= ======= ========

Weighted-average number of shares used
 in per share amounts:
    Basic                              21,038   3,794  20,963    3,792
                                      ======= ======= ======= ========
    Diluted                            23,031   5,987  22,991    3,792
                                      ======= ======= ======= ========




                      Double-Take Software, Inc.
                Consolidated Statements of Cash Flows
                (In thousands, except per share data)
                             (Unaudited)

                                                      Six months ended
                                                          June 30,
                                                          2007    2006
                                                      -------- -------

Cash flows from operating activities:
    Net Income                                         $10,430  $2,538
    Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
    Depreciation and amortization                          752     529
    Amortization of intangible assets                      352      73
    Provision for doubtful accounts                        231     100
    Stock option expense                                   755     670
    Deferred income taxes                              (2,849)       -
    Issuance of Series C Preferred shares to
     management                                              -     107

Changes in:
    Accounts receivable                                (1,975)   1,410
    Prepaid expenses and other assets                      611   (346)
    Inventories                                             14     886
    Other assets                                           (4)    (11)
    Accounts payable and accrued expenses              (3,035) (5,020)
    Other liabilities                                      343      51
    Deferred revenue                                     2,318   1,826
                                                      -------- -------
Net cash provided by (used in) operating activities     $7,943  $2,813
                                                      -------- -------

Cash flows from investing activities:
    Purchase of property and equipment                   (628)   (824)
    Purchase of short term investments                (23,434)       -
    Earn-out payments on acquisition of Double-Take
     EMEA                                              (3,245)     327
                                                      -------- -------
Cash flows from investing activities                  (27,307)   (497)

Cash flows from financing activities:
    Expenses from initial public offering                (113)       -
    Proceeds from exercise of stock options                693       6
    Excess tax benefits from stock based compensation    1,089       -
    Payments on capital lease obligation                  (11)     (1)
                                                      -------- -------
Net cash provided by financing activities                1,658       5

Effect of exchange rate changes on cash and cash
 equivalents                                              (35)    (14)
Net increase in cash and cash equivalents             (17,706)   2,321
Cash and cash equivalents - beginning of period         55,170   8,341
                                                      -------- -------
Cash and cash equivalents - end of period              $37,429 $10,648
                                                      ======== =======




                      Double-Take Software, Inc.

        Reconciliation of GAAP to Non-GAAP Financial Measures
                (In thousands, except per share data)
                             (Unaudited)

                                          Three Months   Six Months
                                              Ended          Ended
                                            June 30,       June 30,
                                          ------------- --------------
                                            2007   2006    2007   2006
                                          ------ ------ ------- ------

Non-GAAP financial measures and
 reconciliation:

GAAP income (loss) from operations        $3,957 $2,149  $6,454 $2,491
        Add: noncash stock option expense
         (1)                                 483    102     755    149
        Add: noncash stock option expense
         for former CEO (2)                    -    151       -    550
                                          ------ ------ ------- ------
Non-GAAP income from operations           $4,440 $2,402  $7,209 $3,190
                                          ====== ====== ======= ======


GAAP net income prior to accretion and
 dividends on convertible preferred shares$7,492 $2,165 $10,430 $2,538
        Add: noncash stock option expense
         (1)                                 483    102     755    149
        Add: noncash stock option expense
         for former CEO (2)                    -    151       -    550
                                          ------ ------ ------- ------
Non-GAAP net income prior to accretion and
 dividends on convertible preferred shares
 in 2006                                  $7,975 $2,418 $11,185 $3,237
                                          ====== ====== ======= ======

Non-GAAP income per share (3):
        Basic                              $0.38          $0.53
                                          ======        =======
        Diluted                            $0.35          $0.49
                                          ======        =======

Weighted-average number of shares used in
 per share amounts:
        Basic                             21,038         20,963
                                          ======        =======
        Diluted                           23,031         22,991
                                          ======        =======


Footnotes to Adjustments
------------------------------------------

(1) Represents noncash stock compensation charge
 associated with stock option grants as follows:
                                          Three Months   Six Months
                                              Ended          Ended
                                            June 30,       June 30,
                                          ------------- --------------
                                            2007   2006    2007   2006
                                          ------ ------ ------- ------
       Stock option expense by line item:
         Cost of maintenance and
          professional services              $46    $16     $67    $24
         Sales and marketing                  93     33     144     51
         Research and development             69     34      98     53
         General and administrative          275     19     446     21
                                          ------ ------ ------- ------
                                            $483   $102    $755   $149
                                          ====== ====== ======= ======


(2) Represents noncash stock-based compensation charges associated with vesting options for the former CEO.

(3) Presentation of non-GAAP net loss per share prior to accretion and dividends on preferred shares for 2006 has not been made because the effect would be anti-dilutive. For the three months ended June 30, 2006, non-GAAP income per share excluding stock based compensation but including accretion and dividends on preferred shares would have been $0.06 per share. For the six months ended June 30, 2006, non-GAAP loss per share excluding stock based compensation but including accretion and dividends of preferred shares would have been ($0.22) per share.

    CONTACT: Double-Take Software, Inc.
             S. Craig Huke, 317-572-1857
             Chief Financial Officer
             investor@doubletake.com
             or
             Sapphire Investor Relations, LLC
             Erica Mannion, 212-766-1800
             Investor Relations
             investor@doubletake.com